RECORDKEEPING AGREEMENT


         THIS AGREEMENT made as of this __ day of _________, 1993, by and between SELIGMAN PORTFOLIOS, INC., a Maryland corporation, having its principal place of business at 130 Liberty, New York, New York 10006 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC"):


                                   WITNESSETH:


NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.        APPOINTMENT OF RECORDKEEPING AGENT

          Fund hereby constitutes and appoints IFTC as Recordkeeping Agent of the Fund's Seligman Henderson Global Portfolio ("Portfolio") to perform certain accounting and recordkeeping functions required of Fund as a duly registered investment company in compliance with applicable provisions of federal, state and local laws, rules and regulations; in connection therewith, to provide information necessary for Fund to file required financial reports concerning the Portfolio; to maintain and preserve certain required books, accounts and records as the basis for such reports; to perform certain daily functions in connection with such accounts and records; to calculate daily net asset value of the Portfolio; to act as liaison with the Fund's independent auditors with respect to the Portfolio; and to provide information to and cooperate with the Portfolio's custodian as provided in this Agreement.

2.        DELIVERY OF CORPORATE DOCUMENTS


          Fund shall deliver to IFTC prior to the effective date of this Agreement copies of a resolution of the Board of Directors of Fund appointing IFTC as Recordkeeping Agent for the Portfolio.


3.        REPRESENTATIONS AND WARRANTIES OF FUND

          A. Fund represents and warrants that it is a corporation duly organized as heretofore described and existing and in good standing under the laws of Maryland;

          B. Fund represents and warrants that it has the power and authority under applicable laws, its charter document and bylaws, and has taken all action necessary, to enter into and perform this Agreement including appropriate authorization from the Fund;

          C. Fund represents and warrants that it has determined that the Investment Accounting System (the accounting system licensed for use by IFTC from DST Systems, Inc. ("Licensor") to maintain the accounting records of the Portfolio) is appropriate and suitable for its needs;

          D. Fund acknowledges that IFTC and Licensor have proprietary rights in and to the Investment Accounting System and that the Investment Accounting System and the programs, documentation and information of, and other materials relevant to, the Investment Accounting System or the business of IFTC ("Confidential Information") are confidential and constitute trade secrets of IFTC;

          E. Fund shall preserve the confidentiality of the Confidential Information and prevent its disclosure to other than its own employees and agents who reasonably have a need to know such information pursuant to this Agreement, and shall take reasonable action to protect the rights of IFTC and Licensor in the Investment Accounting System. For purposes of this paragraph, "reasonable action" shall mean taking such actions and exercising such degree of care as Fund uses with reference to its own highly confidential information. Certain reports as agreed upon in writing by the Fund and IFTC will be furnished to the Portfolio's custodian for its reasonable business needs.

4.        REPRESENTATION AND WARRANTIES OF IFTC

          A. It is a trust company duly organized and existing and in good standing under the laws of the State of Missouri.


          B. It has the requisite power and authority under applicable laws, by its charter and bylaws, and by agreement to enter into this Agreement and has taken all action necessary to enter into and perform the services contemplated herein and this Agreement has been duly executed and delivered by IFTC and constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms.


5.        DUTIES AND RESPONSIBILITIES OF IFTC

          A. Fund shall turn over to IFTC all of Fund's accounts and records (if any) relating to the Portfolio which have been previously maintained. IFTC shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund and Fund shall indemnify and hold IFTC harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide any portion of such or to provide any information needed by IFTC to perform its function hereunder.

          B.   ACCOUNTS AND RECORDS

               1. IFTC, with the directions and as interpreted by the Fund, Fund's accountants and/or other advisors, will prepare and maintain as complete, accurate and current all accounts and records respecting the Portfolio which are required to be maintained by Fund under the general Rules and

                    Regulations under the Investment Company Act of 1940 ("Rules"), as amended, and as agreed upon between the parties, and will preserve said records in the manner and for the periods prescribed in said Rules, or for such longer period as is agreed upon by the parties.

               2. IFTC relies upon Fund to furnish, in writing, accurate and timely information to complete the Portfolio's records and perform daily calculation of the Portfolio's net asset value as provided in Section 5.B.8. below. IFTC shall incur no liability except as provided in Section 6.A. herein and the Fund shall indemnify and hold IFTC harmless from and against any liability arising from any failure of Fund to furnish such information in timely and accurate manner, even if Fund subsequently provides accurate but untimely information.

               3. It shall be the responsibility of Fund to furnish IFTC with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Portfolio when such information is not readily available from generally accepted securities industry services or publications.

               4. The accounts and records maintained and preserved by IFTC shall be the property of the Fund and shall be made available to the Fund for inspection or reproduction within a reasonable time, upon demand. The Fund will be entitled to receive reports produced by the Investment Accounting System, including without limitation those listed on Exhibit B hereof.

               5. IFTC shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records relating to the Portfolio which are maintained by IFTC but shall be reimbursed by Fund for all expenses and employee time invested in any such review outside or routine and normal periodic reviews.

               6. Upon receipt from Fund of the necessary information, IFTC shall provide information for tax returns, questionnaires, or periodic reports to Portfolio shareholders and such other reports and information requests as Fund and IFTC shall agree upon from time to time.

               7. IFTC and Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved by Fund, or directed by Fund, does not conflict with or violate any requirements of Fund's prospectus, Articles of Incorporation, Bylaws, or any rule or regulation of any applicable regulatory body or governmental agency. Fund shall be responsible to notify IFTC of any changes in statutes, rules or requirements, or policies which may necessitate changes in IFTC's responsibilities or procedures.

               8. IFTC will calculate the Portfolio's net asset value, in accordance with the Fund's prospectus once daily. IFTC will prepare and maintain a daily evaluation of securities for which market quotations are available by the use of outside services normally used and contracted for this purpose; all other securities will be evaluated in accordance with Fund's instructions. Notwithstanding anything in this Agreement to the contrary, the evaluation of the Portfolio's securities will be in accordance with Fund's Statement of Procedure as to Valuation of Portfolio Securities. Fund will be solely responsible for providing IFTC with such statement and with any subsequent supplements, amendments or modifications thereof in a timely manner.

               9. IFTC will cooperate with the Portfolio's custodian as necessary with respect to Portfolio's custodian to cooperate with IFTC as necessary for the performance of IFTC's obligations under this Agreement.

6.        LIMITATION OF LIABILITY OF IFTC

          A. IFTC shall not be liable for any loss or damage resulting from its action or omission to act or otherwise, including but not limited to any act or omission of IFTC done in response to or in reliance upon any act or omission of or information provided by the Fund or the Portfolio's custodian, except for any loss or damage arising from any negligent act or willful misconduct of IFTC and IFTC shall indemnify and hold harmless Fund from and against any liability arising from such negligence or willful misconduct. IFTC shall not be liable for consequential, special, or punitive damages. IFTC may request and obtain the advice and opinion of counsel for Fund or its own counsel at the expense of Fund with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

          B. IFTC may rely in good faith upon the advice of Fund, The Fund's representatives, other authorized individuals as provided by corporate resolution to IFTC, and others believed by it in good faith to be expert in matters upon which they are consulted. Actions or inaction taken in reliance on such advice shall be considered "negligent" and IFTC shall not be liable for any actions taken in good faith upon such statements.


          C. If Fund requires IFTC in any capacity to take any action which involves the payment of money by it, or which in IFTC's opinion might make it liable for payment of money or in any other way, IFTC shall be and be kept indemnified by

                Fund in an amount and form satisfactory to IFTC against any liability on account of such action.

          D. IFTC shall be entitled to receive and Fund agrees to pay to IFTC, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon in writing from time to time by IFTC and Fund.


          E. IFTC shall be protected in acting hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund as determined by IFTC, a certificate signed by Fund's President or other officer of Fund as requested by IFTC.

          F. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into, and shall not be liable for:

               1. The validity of the issue of any securities purchased by or for the Portfolio, or the legality of the purchase thereof;
                    2. The legality of the sale of any securities by or for the Portfolio, or the propriety of the amount for which the same are sold; 3. The legality of the issue or sale of any shares of the shares of the Portfolio, of the sufficiency of the amount to be received therefore; 4. The legality of the purchase of any shares of the Portfolio, or the propriety of the amount to be paid therefore, or 5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any of the Portfolio's shares in payment of any stock dividend.

          G. IFTC shall not be responsible in any manner for any custodial services with respect to the Portfolio or any of its assets.

          H. Not withstanding anything herein to the contrary, it is expressly understood and agreed that IFTC shall have no responsibility to Fund, the Portfolio's shareowners or any other person or entity for moneys or securities of the Portfolio held by banks or trust companies as custodians in the absence of negligence or willful misconduct of IFTC.

          I. IFTC shall not use any information made available to it under the terms of this Agreement for any purpose other than complying with its duties and responsibilities under this Agreement or as specifically authorized by Fund in writing to IFTC.

7.        FORCE MAJEURE

          IFTC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service.

8.        ADDITIONAL PORTFOLIOS

          IFTC shall act as recordkeeper for additional portfolios of Fund upon 30 days notice to IFTC provided IFTC consents to such arrangement. Rates or charges for such additional portfolios shall be as agreed by IFTC and Fund in writing.

 9.       COMPENSATION

          Fund shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and Fund. The initial compensation schedule is attached as Exhibit A.

10.       TERMINATION

          Either party to this Agreement may terminate same by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement, Fund shall pay to IFTC such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund shall use his best efforts to obtain successor. IFTC shall, upon termination of this Agreement, deliver to the successor so specified or appointed, or to Fund, at IFTC's office, all records then held by IFTC hereunder, all funds and other properties of the Portfolio deposited with or held by IFTC hereunder. In the event no written order designating a successor (which may be Fund) shall have been delivered to IFTC on or before the date when such termination shall become effective, then IFTC shall deliver the records, funds and properties of the Portfolio to a bank or trust company at the selection of IFTC or if a satisfactory successor cannot be obtained, IFTC may deliver the records, funds and properties to the Fund, at IFTC's offices or as otherwise agreed to between the parties. Thereafter the Fund or such bank or trust company shall be the successor under this Agreement and shall be entitled to reasonable compensation for its services. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, IFTC may make any other delivery of the funds and property of the Portfolio which shall be permitted by the Investment Company Act of 1940 and Fund's Articles of Incorporation, Declaration of Trust, and/or Bylaws then in effect. Except as otherwise provided herein, neither this Agreement nor any portion thereof may be assigned by IFTC without the consent of Fund.

11.       NOTICES

          Notices, requests, instructions and other writings received by Fund at 130 Liberty Street, New York, New York 10006, Attention: Tom Rose, Treasurer, cc: Nina O. Shenker,

          General Counsel, or at such address as Fund may have designated to IFTC in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instruction and other writings received by IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to IFTC hereunder.

12.       MISCELLANEOUS

          A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.


          B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.


          C. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

          D. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effort.

          E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

          G. This Agreement may not be assigned by either party without prior written consent in writing of the other party.

          H. This Agreement shall be effective as of the ______ day of ____________, 1993.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized corporate or trust officers.


                                    INVESTORS FIDUCIARY TRUST COMPANY




                    By:    __________________________________

                    Title: __________________________________


                    SELIGMAN PORTFOLIOS, INC.


                    By:    __________________________________

                    Title: __________________________________

                        INVESTORS FIDUCIARY TRUST COMPANY

                           J & W SELIGMAN & CO., INC.
                                FEE SCHEDULE FOR
                           SELIGMAN PORTFOLIOS, INC.,
                          JANUARY 1 - DECEMBER 31, 1993


I.       PORTFOLIO ACCOUNTING

         A.       BASE FEE

                  $750 per month.

         B.       ASSET BASED FEE

                  3/100 of 1 % (3 basis points) on all assets.

II.      NOTES TO THE ABOVE FEE SCHEDULE


          A. Fees are payable monthly at 1/12th of the annual stated rate based on monthly average net assets.


          B. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

          C. The above schedule does not include out-of-pocket expenses that would be incurred on the Fund's behalf

          D. Any fees not paid within 45 days of the date of the original invoice will be charged a late payment fee of 1 % per month until payment of the fees are received by IFTC.


------------------------------------        ------------------------------
INVESTORS FIDUCIARY TRUST COMPANY           SELIGMAN PORTFOLIOS, INC.
                                            SELIGMAN GLOBAL PORTFOLIO

------------------------------------        ------------------------------
DATE                                        DATE

                 IFTC REPORTS AND DOWNLOAD TO BE TRANSMITTED TO
                           J. & W SELIGMAN & CO., INC.

I.       IFTC Reports To Be Transmitted To UDSC Computer Room

RUN NAME

Daily Mutual Fund NAV
Pricing Stratification
Dividend Accrual Work Sheet
Daily General Ledger By Portfolio
Short-Term Paper Daily Interest & Amortization
Portfolio Fail Detail
Daily Long-Term Interest/Amortization Journal
Paydown Journal
Principal Payment Projections
Portfolio of Pass-Through Investments
Compliance Report
Daily General Ledger Detail
Year-to Date Dividend Journal-Daily
Cumulative Stock Split and Dividends Announcements
Monthly General Ledger by Portfolio
Money Market Pricing Matrix
Money Market Detail Pricing.
Money Market Matrix Pricing
Gain/Loss Status-Daily Securities/Long-Term
Gain/Loss Status-Daily Securities/Short-Term
Fixed Income Portfolio of Investments with Ratings & Yields
Allowable Short-Term Gains
Compliance Report Daily
Daily Price Make-Up
Year-to-Date Dividend Journal
Broker Securities Journal-Purchases
Broker Securities Journal-Sales
Municipal Securities/Call Date/Price
Rating Summary Report
Municipal Bond Maturity Summary
Municipal Bond Percentage of Assets by State
Interest Income Journal
Avg. Cost of Sales/Position Summary
Status of Portfolio

Cash Receipts Journal
Cash Disbursements Journal
Summary of Average Maturities
Portfolio of Investments by Industry
Summary of Purchases
Monthly Detail of Securities Purchased
Monthly Detail of Securities Sold
Detail Cost Ledger by Portfolio


                 IFTC REPORTS AND DOWNLOAD TO BE TRANSMITTED TO
                           J & W SELIGMAN & CO., INC.

Run Name

Ranked Portfolio Commissions by Portfolio
Broker Securities Journal-Purchases
Broker Securities Journal-Sales
Commission/Concession report by Broker
Muni. Bond Monthly Income by State
Monthly General Ledger by Portfolio
Form 13F-Preliminary Listing
S-T Principal Transaction N-1R
Portfolio Transaction-Principal Trades
Investment Activity Journal


II. IFTC Reports To Be Created And Sent To Seligman Via Overnight Or Downloaded Through Treasurer's PC Computers

1.    Management Fee
2.    Market Letter
3.    NAV Pricing Sheet
4     Yield Sheets
5.    Assets & Liabilities
6.    Statement of Net Income
7.    Statement of Changes


III   IFTC Report To Be Created And Transmitted Through UDSC Computer Room

1.    Valuation Report